Exhibit 10.2

AGREEMENT

Agreement made as of the 5th day of February, 2014 (the “Execution Date”) by and between Federal-Mogul Corporation (the “Employer”), and Daniel A. Ninivaggi (the “Employee”).

Whereas, Employer wishes to employ Employee as Co-Chief Executive Officer of Employer and the Chief Executive Officer of its Vehicle Components Group (as defined below) and Employee wishes to become employed by Employer upon the terms and conditions set forth herein.

Now, therefore, in consideration of the premises and the mutual promises made herein, the parties hereto agree as follows:

1.	Employment. Subject to the terms of this Agreement, Employer hereby employs Employee to perform the duties described in Section 2 below, and Employee hereby accepts such employment. Employee’s title shall be Co-Chief Executive Officer of Employer and Chief Executive Officer of the Vehicle Components Group, reporting to the Employer’s Board of Directors (the “Board”). Employee understands, acknowledges and agrees that, as previously announced publicly by Employer, the Board has modified the Employer’s corporate structure to create a separate Vehicle Components Group primarily engaged in the manufacture, sale and distribution of automotive, industrial and commercial parts in the aftermarket (as opposed to original equipment manufacturers). As used in this Agreement, the term “Vehicle Components Group” shall mean the Vehicle Component Systems operating segment referred to in the Employer’s Annual Report on Form 10-K for the year ended December 31, 2012, as such operating segment may be modified, supplemented or altered from time to time as approved by the Board of Directors of Employer.

2.	Duties. Employee shall perform such duties for Employer and its subsidiaries as Employer or the Board may request from time to time so long as such duties are consistent with the position of Co-Chief Executive Officer of Employer and Chief Executive Officer of the Vehicle Components Group. Employee agrees to devote his full business time and reasonable best efforts to such duties. Employee may continue to act on all board positions that he currently occupies (whether on for profit or not-for-profit entities) and to perform his duties and activities in connection therewith in accordance with past practice, and shall also be permitted to join such other boards as the Board may approve in its discretion. Employee may also provide services for transition at Icahn Enterprises LP and its general partner. Employee shall perform the services required under this Agreement in the Detroit, Michigan metropolitan area, subject to travel requirements consistent with his position, unless otherwise approved by the Board. Employee shall establish permanent residency in the Detroit, Michigan metropolitan area within 30 days following the date hereof and shall be entitled to a relocation expense allowance of $35,000 in connection therewith, subject to withholding (and to the extent Employee substantiates tax deductible relocation expenses with receipts, Employer will treat such amounts as reimbursements). Employee shall be permitted to perform the services required under this Agreement from New York, New York during such 30-day period.

3.	Term. The employment of Employee under this Employment Agreement will commence on the Execution Date and will continue until terminated in accordance with the terms of this Employment Agreement. The period of actual employment hereunder is referred to as the “Term”.

4.	Directorships. So long as Employee remains employed by Employer and for a period of one year thereafter (such one year period[1], the “Additional Period”) Employee agrees that he:

(x)	will not, unless approved in writing by Employer or any of its Affiliates, resign during the then current term as a director of any public company on whose board he is serving at the request of Employer or its Affiliates (but Employee will not be required to accept additional appointments and election to such boards following the last day of his employment by Employer); and

(y)	will resign from any board of directors within five (5) business days following the request of Employer that he do so.

If during the Additional Period or thereafter, Employee continues as a director of any public company, then he shall be entitled to retain any remuneration or other property obtained as a result of such service regardless of the terms of the policies of Employer.

Any remuneration or other property obtained as a result of acting as a board member of a public company or similar position during the Term shall remain the property of the Employee if such retention is consistent with the policies of Employer (which policies shall be applied to Employee in a manner consistent with the application of such policy to other employees of Employer or its Affiliates). If required by such policies (as so applied to other employees of Employer or its Affiliates) such amounts will be paid over to Employer or waived by Employee. Notwithstanding the foregoing, Employee shall not be entitled to any such remuneration or property for serving on the board of Icahn Enterprises G.P. or on the boards of any person of which Icahn Enterprises G.P. or its Affiliates beneficially own, in the aggregate, voting securities that constitutes at least 40% of the vote for directors of such person.

5.	Benefits. Employee shall be entitled to the health and welfare benefits (health, dental, vision, life and disability insurance, vacation time, 401-K, tuition assistance, car allowance, annual executive physical and executive umbrella policy coverage) as are made available to similarly situated executives of Employer (to the extent that Employer continues to provide such benefits) but, unless approved by the Board in its discretion, shall not be entitled to any compensation other than the Compensation.

[1]	If such activity for a period of one year would interfere with a new employment position of Employee after he ceases to be employed hereunder, and if Employee’s new employer so certifies in writing to Employer, then at the request of such new employer the Additional Period shall be reduced to six months from the last day of employment of Employee hereunder.

6.	Compensation. Until such time as the employment of Employee hereunder ceases, Employee will be entitled to cash compensation at the rate of $98,000 payable every 2 weeks (the “Compensation”) in accordance with Employer’s general payroll practices. All payments to Employee shall be subject to applicable payroll and withholdings taxes, to the extent required by law.

7.	Termination of Employment.

(a) Power of Termination. The Employer may terminate the employment of Employee under this Agreement at any time, with Cause. The employment of Employee under the Employment Agreement is terminable without Cause by Employer only upon 90 days prior written notice to Employee, or as otherwise set forth in this Section 7. At its option Employer may terminate the employment of Employee on less than 90 days notice without Cause by providing written notice of a future date (which future date shall not be more than 90 days following the giving of such notice) on which such employment will end (such future date, the “End Date”), but in such event Employer shall continue to pay Compensation to Employee at the rate of $98,000 per two week period from the date of the giving of such notice through the 90th day following the date of the giving of such notice (and in such event you shall, if so requested by Employer, continue to provide the services contemplated in Sections 1 and 2 of the Employment Agreement through the End Date). “Cause” shall mean any of the following: (a) conviction of any felony or the commencement of a criminal proceeding against Employee alleging fraud or violation of the federal securities laws; (b) willful failure to follow the lawful directions given by Employer to Employee or the written policies or procedures adopted by the Employer from time to time that are made available to Employee; (c) failure to come to work on a full-time basis, other than on holidays, vacation days, sick days, or other days off under Employer’s business policies; (d) impairment due to alcoholism, drug addiction or similar matters; and (e) a material breach of this Agreement. Prior to termination for “Cause” as a result of failure as contemplated in clause (b), (c) or (e) above, Employee shall be given written notice delivered to him by hand or by certified mail return receipt requested (which shall be deemed given when such mail is delivered or delivery is attempted by the US Post Office) of his activity giving rise to such failure and will have 15 business days to correct such activity; provided that Employer shall only be required to provide notice under this sentence twice during any calendar year. “Good Reason” shall mean the existence and continuation of an “Uncured Employer Breach”. An Uncured Employer Breach shall mean and be limited to the failure of the Employer to make any payment required to be made hereunder when due if such failure continues for 15 business days following written notice detailing the amount and circumstances of such failure delivered personally by hand (or by certified mail return receipt requested) by the Employee to the Chairman of the Board, provided that if such failure is the result of a good faith dispute, then such failure shall not constitute or be deemed to constitute an Uncured Employer Breach. An Uncured Employer Breach shall also include a material change in the duties assigned to Employee which are so different in responsibility and scope so as to materially diminish the responsibility of Employee.

(b) Payment of Earned Compensation and Accrued Benefits. In the event that Employee’s employment under this Agreement with Employer ceases for any reason (whether: (i) for Cause; (ii) without Cause; (iii) due to death or disability; or (iv) by the action of Employee such as resignation or retirement), Employee shall be entitled to receive any Compensation earned for periods prior to the cessation of his employment and not yet paid through the date of cessation of employment as well as any accrued paid time off or other accrued health or welfare benefits.

(c) Resignation. Employee may resign his employment only: (x) upon 90 days prior written notice to Employer (any such notice by Employee to Employer, an “Employee 90 Day Notice”); or (y) for Good Reason. The 90 day period beginning on the date of the giving of the Employee 90 Day Notice to Employer is referred to as the “90 Day Period”.

Employer agrees that he will not, at any time during his employment with Employer, seek or discuss employment with another employer or potential employer, unless he has previously given the Employee 90 Day Notice to Employer.

In the event that Employee gives an Employee 90 Day Notice: (x) Employee shall, unless otherwise requested by Employer, continue to provide the services contemplated in Sections 1 and 2 of this Agreement (the “Service Obligation”) through the last day of the 90 Day Period; and (y) at its option Employer may at any time after the giving of the Employee 90 Day Notice to Employer, terminate Employee’s employment by providing written notice to Employee of any date prior to the last day of the 90 Day Period on which the employment will end. In such event, so long as Employee complies with the Service Obligation, Employer will be obligated to continue to pay Employee the Compensation at the rate of $98,000 per two week period from the date that Employee gives the Employee 90 Day Notice through (and only through) the 30th day following the date of Employee’s giving such Employee 90 Day Notice, or if later, such date as Employee ceases to be employed by Employer (but in any event not later than the last day of the 90 Day Period).

8.	Representations and Warranties. Employee represents that as of the Execution Date as follows:

(a) To the best of his knowledge, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity that would interfere with the performance of his duties under this Agreement other than those known to Employer.

(b) Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

(c) Employee is not subject to any restriction whatsoever which would cause him to not be able fully to fulfill his duties under this Agreement.

9.	Confidential Information. During the Term and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Employer and each of its respective Affiliates (all of the foregoing, collectively, the “Designated Entities”) all secret or confidential information, knowledge or data (collectively, “Confidential Information”), including without limitation trade secrets, investments, contemplated investments, business opportunities, business proposals, plans, identity of investors, valuation models, investment performance, and methodologies, relating to the business of the Designated Entities and their respective businesses: (i) obtained by Employee during Employee’s employment under the any prior agreement with Employer or its Affiliates, or hereunder and (ii) not otherwise in the public domain. Employee shall not, without the prior written consent of Employer (which may be granted or withheld in its sole and absolute discretion), use, or communicate or divulge any Confidential Information, or any related knowledge or data to anyone other than the Designated Entities and those designated by Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Employee will assist the Designated Entities, at their expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, investments, contemplated investments, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the Term, whether or not patentable and whether or not on the time of the Designated Entities or with the use of their facilities or materials, shall be the property of the applicable Designated Entity and shall be promptly and fully disclosed by Employee to such Designated Entity upon request. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Designated Entities) to vest title to any such Invention in any such person and to enable such person and the Designated Entities, at such Designated Entities’ expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about the Designated Entities, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning Carl Icahn, Mr. Icahn’s family and employees of the Designated Entities, shall constitute Confidential Information for purposes of this Agreement. In no event shall Employee during or after his employment hereunder, disparage Mr. Icahn, Mr. Icahn’s family or the Designated Entities, or any of their respective officers or directors.

Employee further agrees not to write a book or article about the Designated Entities, Mr. Icahn, his family members or any of the respective Affiliates of any of the foregoing, in any media and not to publish or cause to be published in any media, any Confidential

Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information.

In furtherance of the foregoing, the Employee agrees that following the cessation of his employment hereunder, the sole and only statements he will make about or concerning any or all of: Mr. Icahn, his family members and the Designated Entities, or any of the respective Affiliates of any of the foregoing, is to acknowledge that he is or was employed by Employer; provided that, Employee may also disclose the titles and responsibilities applicable to his employment hereunder, if he has complied with Sections 7(c) and 11 and any resignation is made in compliance with the terms of this Agreement.

In the event of any dispute under this Agreement regarding an allegation by Employee or Employer of a breach of this Agreement, Employee may disclose in any complaint, answer or in legal documents necessary for such litigation, the terms of this Agreement and the facts constituting and relating to such alleged breach, to the extent such disclosure is necessary or appropriate in order to assert or defend against any allegation of, such breach in a court of law.

10.	Remedy for Breach. Employee hereby acknowledges that the provisions of Sections 9, 10 and 11 of this Agreement are reasonable and necessary for the protection of Employer and the other persons or entities referred to therein, are not unduly burdensome to Employee, and the Employee also acknowledges his obligations under such covenants. Employee further acknowledges that the Employer and the other persons or entities referred to therein will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Employer may be entitled, including claims for damages, Employer and each of the entities referred to therein shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

11.	Competitive Services and Employees. During the period that Employee is employed under this Agreement and for one year thereafter, Employee will not, directly or indirectly, solicit or aid in the solicitation of employees of Employer or its Affiliates for employment by any other person or entity.

Should Employee’s employment hereunder cease due to: (A) his resignation without Employee providing the Employee 90 Day Notice (other than resignation in accordance with the Employment Agreement for Good Reason); or (B) for Cause (it being agreed that failure by Employee to provide services under the Employment Agreement as a result of a disability shall not constitute “Cause”), then Employee shall not, for a period of 180 days following the last day of such employment, engage in any activity, whether as an employee, representative, agent, officer, director, partner, member, holder of more than 5% of the outstanding stock or any combination thereof, on behalf of any person or entity (other than a charitable or non-profit organization from which Employee receives no compensation either during or after such 180 day period), including but not limited to an Affiliate of Employer or any competitor of Employer.

12.	Miscellaneous.

(a)	Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and Employer.

(b)	Entire Agreement. This Agreement supersedes any and all existing negotiations, discussions, agreements, arrangements or understandings of any kind or character, oral or written, between or on or behalf of either Employee and/or Employer (or any of its Affiliates) relating to the subject matter hereof. Employee agrees, represents, warrants and acknowledges that Employee is not entitled to and will not claim or seek, any other payments, compensation, bonus, consideration, or benefits from any of the Employer or its Affiliates except as expressly provided for herein.

(c)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

(d)	Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

(e)	Judicial Modification. If any court determines that any of the covenants in this Agreement or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

(f)	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer. As a condition to the sale or transfer of all or substantially all of the assets of Employer, or any merger or business combination involving Employer and any other entity, the successor or surviving entity shall assume Employer’s obligations under this Agreement. Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interests established hereunder or under any related agreements or documents of the Employer provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement.

(g)	Survival. This Agreement shall survive the termination of the employment of Employee hereunder in all circumstances and the provisions hereof (including Sections 4, 7, 9, 10, 11 and 12), shall be and remain fully effective in accordance with their terms.

(h)	Affiliate. For purposes of this Agreement the term “Affiliate” (or a person or entity “Affiliated” with another person or entity) and “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended. References in this agreement to a “person” shall be deemed to include references to natural persons and entities, and references to “entities” shall be deemed to include “persons.”

13.	Other.

Employee shall follow all written policies and procedures and written compliance manuals adopted by or in respect of any or all of Employer and its Affiliates that have been or will be delivered to Employee, including, without limitation, those applicable to investments by employees. In addition, Employee shall not, personally or on behalf of any other person or entity, invest in or provide advice with respect to, any investment made or actively being considered by Employer or its Affiliates, unless disclosed to Employer in writing by Employee and approved in writing by Employer which approval may be granted or withheld by them in their sole and absolute discretion, and which approval, if granted, may be with limitations, including on the amount of any investment which Employee may make at any time or from time to time and may impose restrictions on the sale of any such investment.

In WITNESS WHEREOF, undersigned have executed this Agreement as of February 5th, 2014.

EMPLOYEE

/s/ Daniel A. Ninivaggi
Daniel A. Ninivaggi

EMPLOYER

Federal-Mogul Corporation

By:	/s/ Scott P. Pepin
	Name:	Scott P. Pepin
	Title:	Senior Vice President, Global Human Resources